Exhibit 8.2

October 31, 2017

Golar LNG Partners LP

2nd Floor, S.E. Pearman Building

9 Par-la-Ville Road

Hamilton, Bermuda HM 11

Re:          Golar LNG Partners LP

Ladies and Gentlemen:

We have acted as special counsel for Golar LNG Partners LP, a Marshall Islands limited partnership (the “Partnership”), on matters of the law of the Republic of The Marshall Islands, in connection with the public offer and sale (the “Offering”) by the Partnership of 5,520,000 units (the “Units”) of its 8.75% Series A Cumulative Redeemable Preferred Units representing limited partnership interests in the Partnership (the “Preferred Units”), including 720,000 Preferred Units in relation to the option granted to the underwriters to purchase additional Preferred Units, pursuant to the Partnership’s registration statement on Form F-3 (File No. 333-214241) (the “Registration Statement”), the base prospectus dated October 26, 2016 (the “Base Prospectus”), the preliminary prospectus supplement to the Base Prospectus dated October 24, 2017 (together with the Base Prospectus, the “Preliminary Prospectus”) and the final prospectus supplement to the Base Prospectus dated October 24, 2017 (together with the Base Prospectus, the “Prospectus”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the Preliminary Prospectus; (iii) the Prospectus; and (iv) such corporate documents and records of the Partnership and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact that are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors and officers of the Partnership and others.

Based on the facts as set forth in the Preliminary Prospectus and the Prospectus, and having regard to legal considerations which we deem relevant, and subject to the qualifications, limitations and assumptions set forth herein, we hereby confirm that we have reviewed the discussion set forth in the Prospectus under the caption “Non-United States Tax Considerations—Marshall Islands Tax Consequences” and we confirm that the statements in such discussion, to the extent they constitute summaries of law or legal conclusions, unless otherwise noted, are the opinion of Seward & Kissel LLP with respect to Marshall Islands tax consequences as of the date of the Prospectus (except for the representations and statements of fact of the Partnership included under such caption, as to which we express no opinion).

This opinion is limited to the laws of the Republic of the Marshall Islands as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to a Report on Form 6-K of the Partnership and to each reference to our firm in the Preliminary Prospectus and the Prospectus, without admitting we are “experts”

within the meaning of the Securities Act or the rules and regulations promulgated thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Seward & Kissel LLP